EXHIBIT 99.1

Contact:	Conor Wagner
SVP, Investor Relations & Finance
(949) 270-9200
cwagner@ahcreit.com

American Healthcare REIT Appoints Marvin O’Quinn and
Valerie Richardson to Board of Directors

IRVINE, Calif. (Jan. 10, 2023) – American Healthcare REIT, Inc., a self-managed, publicly registered, real estate investment trust, announced today the appointments of Marvin O’Quinn and Valerie Richardson to the company’s board of directors, effective January 10, 2023. O’Quinn and Richardson bring extensive experience in their respective fields of healthcare and commercial real estate that will complement the experience of the company’s existing board of directors. O’Quinn and Richardson will each serve as independent directors of the company with O’Quinn also serving as a member of the compensation committee and Richardson serving as a member of the nominating and corporate governance committee.

“We are pleased to welcome Marvin O’Quinn and Valerie Richardson to the American Healthcare REIT board,” said Danny Prosky, president, chief executive officer and director. “Marvin and Valerie, proven leaders in their fields, are tremendous additions to our board of directors and will be valuable contributors as we pursue our strategic plan on behalf of our stockholders.”

O’Quinn is highly experienced in U.S. healthcare and brings valuable insight into matters relating to the U.S. healthcare delivery system that impacts many of the company's investments and partners. Since February 2019, O’Quinn has served as the president and chief operating officer of CommonSpirit Health — one of the nation’s largest nonprofit healthcare systems with more than 1,000 care sites and 140 hospitals in 21 states — which was created by the merger of Dignity Health and Catholic Health Initiatives. In this role, O’Quinn spearheaded the growth and policy development of a health system with approximately 150,000 employees. Prior to such merger, from January 2009 to February 2019, O’Quinn served as the senior executive vice president and chief operating officer of Dignity Health, a not-for-profit corporation with corporate offices in San Francisco, California that operated hospitals and ancillary care centers located in California, Arizona and Nevada. Throughout his career, O’Quinn has also held key positions within other hospitals and medical centers in the northwest, including Legacy Emanuel Hospital & Health Center, Willamette Falls Hospital, Valley Children’s Hospital and Harborview Medical Center. Additionally, O’Quinn serves as chairman of the board of directors for Dignity Health Global Education and as a member of the board of directors of First Initiatives Insurance, Ltd., a captive insurance company that serves CommonSpirit Health, and Premier, Inc., (NASDAQ: PINC), a Nasdaq-listed healthcare improvement company.

Richardson will draw on her prior public REIT board experience and extensive experience in various commercial real estate matters — particularly with respect to the retail sector — to provide valuable insight to the company's board of directors and management team. Richardson has served as the chief operating officer of ICSC, a professional trade organization with approximately 50,000 members serving the retail marketplaces industry, located in New York, New York, since February 2021. She previously served as the vice president of real estate for The Container Store, Inc., located in Coppell, Texas, where she led its real estate team for 20 years from September 2000 until February 2021. Before joining The Container Store, Inc., she served as senior vice president – real estate and development for Ann Taylor, Inc., where she administered the company’s store expansion strategy for its Ann Taylor and Loft stores. Richardson also served as vice president of real estate and development of Barnes & Noble, Inc., the country’s largest bookselling retailer. Additionally, since 2018, Richardson has served as a member of the board of directors for Kimco Realty Corporation (NYSE: KIM), North America’s largest publicly traded owner and operator of open-air, grocery-anchored shopping and mixed-use centers, where she also serves as a member of its audit, executive compensation and nominating and corporate governance committees. Since 2004, Richardson has been a member of the board of trustees of ICSC and was elected as ICSC vice–chairperson for the 2017 to 2018 term and as chairperson for the 2018 to 2019 term. She also served on the board of the ICSC Foundation from 2011 to 2019, and as a trustee at Baylor Scott & White Medical Center — Plano from 2010 to 2016.

“Our board selected Marvin and Valerie to serve as directors based on their proven track records in the healthcare and real estate industries, respectively. Marvin has gained an extensive understanding of the healthcare sector through his more than 40-year career, and his valuable industry knowledge will greatly serve our stockholders. Valerie’s more than 40 years of experience as a real estate executive, coupled with her service on the board of a large publicly traded REIT, will bring valuable insight to our board of directors as we continue to grow our company and position ourselves for future success,” said Jeff Hanson, chairman of the board of directors.

About American Healthcare REIT, Inc.
American Healthcare REIT, Inc., a self-managed, publicly registered, healthcare real estate investment trust, owns and manages a diverse portfolio of healthcare real estate assets totaling approximately 19.4 million square feet, with a gross investment value of approximately $4.3 billion. As of September 30, 2022, this international portfolio includes 312 properties comprised of medical office buildings, senior housing communities, skilled nursing facilities, and other real estate-related investments across 36 states, the United Kingdom and the Isle of Man. For more information, please visit www.AmericanHealthcareREIT.com.